Definitive Healthcare Corp.

2021 Equity Incentive Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Definitive Healthcare Corp., a Delaware corporation (the “Company”), and Robert Musslewhite (the “Participant”), effective as of May 3, 2022 (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan (or if not defined in the Plan but in the Employment Agreement, in the Employment Agreement); and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Common Stock upon the settlement of restricted stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant, Restricted Stock Units for 125,000 shares of Common Stock at “target” performance (as described on Schedule I) (“Target Shares”), and up to 375,000 shares of Common Stock at “exceptional performance” (as described on Schedule I) (the "Maximum Shares") all of which are subject to performance-based vesting on the terms and conditions set forth in the Plan and this Agreement. The number of shares of Common Stock Participant will receive pursuant to this Agreement, if any, may increase or decrease from the Target Shares based on the Company’s actual performance, but shall not exceed the Maximum Shares. Prior to issuance of any shares of Common Stock, such Restricted Stock Units will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.
Vesting and Forfeiture. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a) General. The Restricted Stock Units shall vest as of the date of the Committee’s determination under Schedule I (the "Vesting Date") based on achievement of the performance targets set forth on Schedule I, subject to the Participant’s continued Service through the Vesting Date, other than as set forth below.

(b) Termination of Service; Breach. Except as set forth in Section 11 of the Employment Agreement between Definitive Healthcare, LLC and the Participant, dated May 4, 2022 (the “Employment Agreement”) and notwithstanding Section 11.3 of the Plan, which shall not apply to this Agreement, upon termination of the Participant’s Service for any other reason or no reason, any then unvested Restricted Stock Units will be forfeited immediately, automatically and without consideration. If the Participant breaches and if such breach is capable of being cured in all material respects, fails to cure in all material respects, Section 5, 6 or 7 of the Employment Agreement, any vested or unvested Restricted Stock Units will be forfeited immediately, automatically and without consideration.

3.
Payment

(a)
Settlement. The Company shall deliver to the Participant within as soon as administratively practicable following the Vesting Date or the time that Participant becomes entitled to receive shares of Common Stock under Section 11 of the Employment Agreement, as applicable, a number of shares of Common Stock equal to the number of Restricted Stock Units that vested or otherwise became issuable on such date. No fractional shares of Common Stock shall be delivered, but shall be delayed until a full share has vested. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.

(b)
Withholding Requirements. Unless the Company and the Participant otherwise agree, the Company shall deduct or withhold from any shares of Common Stock deliverable under this Agreement amounts necessary to satisfy all federal, state and local taxes required to be withheld in connection with the settlement of the Restricted Stock Units. In addition, to the extent permitted by the Committee in its sole discretion, subject to Section 16 of the Exchange Act, withholding may be satisfied through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the withholding amount, which shall be subject to any terms and conditions imposed by the Committee. The Company and the Participant may also agree to satisfy some or all of any applicable tax withholding obligations by any means allowable under Section 14 of the Plan.

4.
Non-Disclosure and Non-Use of the Company’s Trade Secrets or Confidential Information

(a)
At all times during and following Participant’s Service, Participant agrees that he or she will not, either directly or indirectly, and Participant will not permit any Covered Entity which is Controlled by Participant to, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide the Company’s Trade Secrets or Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Trade Secrets or Confidential Information to the general public in any form; (iii) take any action that uses Trade Secrets or Confidential Information to solicit any client or prospective client of the Company; or (iv) take any action that uses Trade Secrets or Confidential Information for solicitation or marketing for any service or product or on Participant’s behalf or on behalf of any entity other than the Company with which Participant may become associated, except (i) as required in connection with the performance of such Participant’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Participant or any Covered Entity which is Controlled by Participant, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Participant or any Covered Entity which is Controlled by Participant, (v) as required in connection with an audit by any taxing authority, or (vi) as permitted by the express written consent of the Board. In the event that Participant or any such Covered Entity which is Controlled by Participant is required to disclose Trade Secrets or Confidential Information pursuant to the foregoing exceptions, Participant shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Trade Secrets or Confidential Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Participant (or such Covered Entity) may disclose that portion of the Trade Secrets or Confidential Information which counsel to such party advises such party that they are legally compelled to disclose. In such cases, Participant shall promptly provide the Company with a copy of the Trade Secrets or Confidential Information so disclosed. This provision applies without limitation to unauthorized use of Trade Secrets or Confidential Information in any medium, writings of any kind containing such information or materials, including books, and articles, blogs, websites, or writings of any other kind, or film, videotape, or audiotape. If, and only if, the controlling state law applicable to Participant requires a time limit to be placed on restrictions concerning the post-employment use of Confidential Information for the restriction to be enforceable, then this restriction on Participant’s use of Confidential Information that is not a Trade Secret will expire two (2) years after Participant’s employment or other association with the Company ends. This time limit will not apply to Confidential Information that qualifies as a Trade Secret. The Company’s trade secrets will remain protected for as long as they qualify as trade secrets under applicable law.

(b)
Notwithstanding Participant’s confidentiality obligations set forth in this Section 4, Participant understands that, pursuant to the Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant understands that in the event it is determined that disclosure of the Trade Secrets of the Company or any of its Subsidiaries or Affiliates was not done in good faith pursuant to the above, Participant shall be subject to substantial damages under federal criminal and civil law, including punitive damages and attorneys’ fees.

(c)
Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit or interfere with Participant’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

(d)
Notwithstanding the preceding provisions of this Section 4, the terms of Section 5 of the Employment Agreement shall apply for purposes of the Participant’s obligations regarding the use or disclosure of the Company’s confidential information and trade secrets.

5.
Non-Competition and Non-Solicitation. During the term of Participant’s Service and for 12 months following the termination of Participant’s Service (the “Restricted Period”):

(a)
Participant will not, directly or indirectly, individually or as a consultant to, or an Participant, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity (including, without limitation, any competitor of the Company), other than the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or the actual or demonstrably anticipated research or development of the Company (a “Competing Business”), during the Participant’s employment, anywhere in the United States or anywhere else in the world where the Company does business or plans to do business or is considering doing business Notwithstanding the foregoing, the Participant’s (x) discretionary ownership of less than three percent (3%) and (y) non-discretionary (for example through a mutual fund or other investment vehicle not controlled by Participant) ownership of the outstanding stock of any publicly-traded corporation shall not be deemed a violation of this Section 5(a);

(b)
the Participant will not, directly or indirectly, individually or as a consultant to, or an Participant, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company, endeavor to reduce the amount of business conducted with the Company by or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier, vendor or service provider to, or other party having business relations with the Company; and

(c)
the Participant will not, directly or indirectly, individually or as a consultant to, or an Participant, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company, or offer employment or any consulting arrangement to, or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, employed by, associated with or a consultant to the Company.

(d)
Notwithstanding the preceding provisions of this Section 5, the terms of Sections 6 and 7 of the Employment Agreement shall apply for purposes of the Participant’s obligations regarding non-competition and non-solicitation.

6.
Enforcement; Remedies. Participant acknowledges that Participant’s expertise in the business of the Company is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 4 or 5 by Participant will cause serious and potentially irreparable harm to the Company. Participant therefore acknowledges that a breach of Sections 4 or 5 by Participant cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Participant acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement. Participant acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against the Company pursuing other legal or equitable remedies in the event of a breach of this Agreement by Participant. For purposes of Sections 4 and 5, “Company” shall specifically include the Company and its direct and indirect parent entities, subsidiaries, successors and assigns. If Participant fails to comply with a restriction in this Agreement that applies for a limited period of time after employment, the time period for that restriction will be extended by the greater of either: one day for each day Participant is found to have violated the restriction, or the length of the legal proceeding necessary to secure enforcement of the restriction; provided, however, that this extension of time shall be capped so that the extension of time does not exceed two years from the date their employment ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied (“Fairness Extension”). If Participant resides or works in Massachusetts, the Fairness Extension will only apply to the restrictions in Section 5(b) and (c) and will only apply to the non-competition restriction in Section 5(a) if Participant breaches their fiduciary duty and/or has unlawfully taken, physically or electronically, any Company records. Notwithstanding the foregoing, the terms of Section 8 of the Employment Agreement shall apply.

7.
Definitions. To the extent used expressly in this Agreement, the following definitions shall apply. To the extent the same term is defined in the Employment Agreement, the term as defined in the Employment Agreement shall apply.

(a)
“Confidential Information” means any data or information, without regard to form, other than Trade Secrets, that is valuable to the Company and is not generally known by the public. To the extent consistent with the foregoing, Trade Secrets or Confidential Information includes, but is not limited to: (i) the names, addresses, phone numbers, accounts, financial information, and other information concerning patients, referral sources, payors (employers, managed care organizations, workers compensation insurers, and other types of payors) and other clients of the Company; (ii) non-public information and materials describing or relating to the Company’s business or financial affairs, including but not limited to financial and/or investment performance information, personnel matters, products, operating procedures, organizational responsibilities, marketing matters, or policies or procedures of the Company; or (iii) information and materials describing the Company’s existing or new products and services, including analytical data and techniques, and product, service or marketing concepts under development at or for the Company, and the status of such development. Trade Secrets or Confidential Information does not include information that, other than as a result of a breach by Participant of this Agreement, (x) is or becomes generally known within the relevant industry, or (y) is or becomes known to Participant other than through Participant’s work for the Company, or (z) is or becomes generally available to the public.

(b)
“Control” means (i) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or securities entitled to vote for the election of directors; and (ii) in the case of a non-corporate entity (such as a limited liability company, partnership or limited partnership), either (x) direct or indirect ownership of at least fifty percent (50%) of the equity interests in such entity, or (y) the power to direct the management and policies of such entity.

(c)
“Covered Entity” means every Affiliate of Participant, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Participant has an investment (whether through debt or equity securities), or maintains any capital contribution or made any outstanding advances to, or in which any Affiliate of Participant has an ownership interest or profit sharing percentage, or a firm from which Participant or any Affiliate of Participant receives or is entitled to receive income, compensation or consulting fees in which Participant or any Affiliate of Participant has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Participant contained herein specifically apply to each entity which is presently a Covered Entity (so long as it remains a Covered Entity) or which becomes a Covered Entity subsequent to the date of this Agreement.

(d)
“Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, a prototype, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information or data described above that the Company obtains from another party and that the Company treats as proprietary or designates as a Trade Secrets, whether or not owned or developed by the Company.

8.
Miscellaneous Provisions

(a)
Rights of a Shareholder; Dividend Equivalents. Prior to settlement of the Restricted Stock Units in shares of Common Stock, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Restricted Stock Units. If cash dividends or other cash distributions are paid in respect of the shares of Common Stock underlying unvested Restricted Stock Units, then a dividend equivalent equal to the amount paid in respect of one Share shall accumulate and be paid with respect to each unvested Restricted Stock Unit at the time of settlement of the Restricted Stock Units.

(b)
Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(c)
Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 12 (Forfeiture Events) and Section 14.6 (Trading Policy and Other Restrictions) of the Plan and any compensation recovery, “clawback” or similar policy adopted by the Company from time to time and/or made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection and Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

(d)
Adjustments. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Restricted Stock Units shall be adjusted in accordance with Section 4.5 of the Plan.

(e)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause, subject to compliance with the terms of the Employment Agreement.

(f)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.
(g)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.
(h)
Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.
(i)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. This Section 8(i) shall not apply to employees residing in Massachusetts.
(j)
Other Restrictive Covenants. Notwithstanding any other language in this Agreement, this Agreement does not supersede, and shall not preclude the enforceability of (in addition to enforcement of this Agreement), any restrictive covenant provision contained in any prior or subsequent agreement entered into by the Participant, nor shall any subsequent agreement entered into by the Participant be construed or interpreted as amending, superseding, overriding, or otherwise precluding the enforceability of the restrictive covenants contained herein (including in Sections 4 and 5) unless such subsequent agreement specifically references the applicable covenant in this Agreement and expressly states that such covenant shall be superseded.
(k)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.
(l)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(m)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant understands they have a right to consult with counsel and have been afforded the opportunity to consult with an attorney to the extent they wish to do so.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT DEFINITIVE HEALTHCARE CORP.

______________________________ By: ______________________________

Date:_________________________ Date: _____________________________

[Signature Page – Restricted Stock Unit Award Agreement]

SCHEDULE I

Performance Targets

The Restricted Stock Units shall vest based upon achievement of total shareholder return (“TSR”) of the Company relative to the TSR of the Peer Group (defined below) between January 1, 2022 and December 31, 2024 (the “Performance Period”).

•
Performance levels & vesting: Performance levels and vesting will be determined by the Committee based on a percentile ranking of the Company's TSR as compared to the TSR of the Peer Group. The Company’s TSR shall be compared to the TSR for each of the entities within the Peer Group for the Performance Period. The results shall be ranked from highest to lowest TSR (rounded, if necessary, to the nearest whole percentile by application of regular rounding) to determine the Company’s relative TSR percentile ranking (the “Relative TSR Percentile”) compared to the Peer Group. Vesting of the Restricted Stock Units, if any, shall occur as of the last day of the Performance Period and shall be determined based on the Relative TSR Percentile as follows:

Performance Levels	Relative TSR Percentile	Vesting Percentage
Threshold	50th percentile	50%
Target	60th percentile	100%
Exceptional	75th percentile	200%
Superior	90th percentile	300%

The Vesting Percentage for Relative TSR Percentiles between two adjacent performance levels shall be determined by straight line interpolation. The Committee will make the determination of vesting after the Performance Period and prior settlement of the Restricted Stock Units.

Notwithstanding the foregoing, if the Company’s absolute total shareholder return is negative at the end of the Performance Period (irrespective of relative performance outcomes), vesting shall be capped at the Target level (100%). Except as set forth in Section 11 of the Employment Agreement, any Restricted Stock Units that do not vest as of the Vesting Date shall be forfeited automatically and without consideration.

•
Calculating TSR:

TSR = (Ending Stock Price – Beginning Stock Price + Cumulative Cash Dividend Payments)

_____________________________________

(Beginning Stock Price)

o
“Ending Stock Price” shall mean the average of the closing prices of the applicable stock for the 20 trading days up to and including the last day of the Performance Period.

o
“Beginning Stock Price” shall mean the average of the closing prices of the applicable stock for the 20 trading days starting on and including the first day of the Performance Period.
o
“Cumulative Cash Dividend Payments” shall mean the sum of all cash dividends declared during the Performance Period, at the closing price on the ex-dividend date.
o
The value of any Peer Company shares traded on a foreign exchange will be converted to U.S. dollars using the then applicable spot rate.
•
“Peer Group” means a subset of the NASDAQ Software & Services Index isolated to the Application Software and Healthcare Technology GICS Industry codes as of the end of the Performance Period (with each company in the Peer Group referred to as a “Peer Company”). The Committee may modify the Peer Group as follows:
a.
The Committee may, in its sole discretion, add Application Software and Healthcare Technology (as defined by their GICS Industry code) companies that become publicly traded and have been included in the NASDAQ Software & Services Index during the Performance Period;
b.
In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company if they continue to be included in the NASDAQ Software & Services Index.
c.
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company if they continue to be included in the NASDAQ Software & Services Index.
d.
In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
e.
In the event of a bankruptcy of a Peer Company, such company shall remain a Peer Company if they continue to be included in the NASDAQ Software & Services Index.
f.
In the event a Peer Company’s GICS Industry code changes from Application Software or Healthcare Technology and/or the Peer Company is no longer included in the NASDAQ Software & Services Index, such company shall no longer be a Peer Company.
g.
In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company if they continue to be included in the NASDAQ Software & Services Index and the stock distribution shall be treated as a dividend from the Peer Company (as described above). The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

h.
In the event that a company is included as a Peer Company for a portion, but not all, of the Performance Period, the weighting for such company shall be prorated for the portion of the Performance Period for which such company was a Peer Company.

The Committee shall make all determinations under this Schedule I using a reasonable business judgment standard and such determinations shall be final and binding on all parties.